CONSOLIDATED BALANCE SHEET	Citigroup Inc. and Subsidiaries

	June 30, 2026	December 31,
In millions of dollars	(Unaudited)	2025
Assets
Cash and due from banks (including segregated cash and other deposits)	$24,663	$23,717
Deposits with banks, net of allowance	341,750	325,862
Securities borrowed and purchased under agreements to resell (including $214,711 and $206,110 as of June 30, 2026 and December 31, 2025, respectively, at fair value), net of allowance	404,655	356,195
Brokerage receivables, net of allowance	83,322	62,679
Trading account assets (including $283,649 and $228,816 pledged to creditors as of June 30, 2026 and December 31, 2025, respectively)	634,356	537,139
Investments:
Available-for-sale debt securities (including $7,136 and $4,931 pledged to creditors as of June 30, 2026 and December 31, 2025, respectively)	286,765	246,720
Held-to-maturity debt securities, net of allowance (fair value of which is $157,524 and $179,520 as of June 30, 2026 and December 31, 2025, respectively) (includes $125 and $70 pledged to creditors as of June 30, 2026 and December 31, 2025, respectively)	167,893	189,831
Equity securities (including $538 and $921 as of June 30, 2026 and December 31, 2025, respectively, at fair value)	8,263	7,678
Total investments	$462,921	$444,229
Loans:
Consumer (including $26 and $51 as of June 30, 2026 and December 31, 2025, respectively, at fair value)	416,520	408,533
Corporate (including $8,204 and $6,804 as of June 30, 2026 and December 31, 2025, respectively, at fair value)	377,138	343,697
Loans, net of unearned income	$793,658	$752,230
Allowance for credit losses on loans (ACLL)	(19,961)	(19,247)
Total loans, net	$773,697	$732,983
Goodwill	19,012	19,098
Intangible assets (including MSRs of $788 and $759 as of June 30, 2026 and December 31, 2025, respectively)	5,004	4,284
Premises and equipment, net of depreciation and amortization	33,897	33,339
Other assets (including $16,460 and $15,840 as of June 30, 2026 and December 31, 2025, respectively, at fair value), net of allowance	111,377	117,677
Total assets	$2,894,654	$2,657,202

Statement continues on the next page.

CONSOLIDATED BALANCE SHEET	Citigroup Inc. and Subsidiaries
(Continued)

	June 30, 2026	December 31,
In millions of dollars, except shares and par value per share amounts	(Unaudited)	2025
Liabilities
Deposits (including $4,873 and $4,222 as of June 30, 2026 and December 31, 2025, respectively, at fair value)	$1,492,607	$1,403,573
Securities loaned and sold under agreements to repurchase (including $150,621 and $199,422 as of June 30, 2026 and December 31, 2025, respectively, at fair value)	411,126	348,098
Brokerage payables (including $3,210 and $5,492 as of June 30, 2026 and December 31, 2025, respectively, at fair value)	116,076	74,836
Trading account liabilities	187,193	162,798
Short-term borrowings (including $27,017 and $21,567 as of June 30, 2026 and December 31, 2025, respectively, at fair value)	68,978	51,878
Long-term debt (including $143,494 and $130,726 as of June 30, 2026 and December 31, 2025, respectively, at fair value)	333,749	315,827
Other liabilities, plus allowances	70,475	86,370
Total liabilities	$2,680,204	$2,443,380
Stockholders’ equity
Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares: as of June 30, 2026— 782,000 and as of December 31, 2025—802,000, at aggregate liquidation value	$19,550	$20,050
Common stock ($0.01 par value; authorized shares: 6 billion), issued shares: as of June 30, 2026— 3,099,786,399 and as of December 31, 2025—3,099,752,593	31	31
Additional paid-in capital	107,343	108,452
Retained earnings	223,989	215,128
Treasury stock, at cost: June 30, 2026—1,422,349,616 shares and December 31, 2025— 1,352,205,592 shares	(99,398)	(89,473)
Accumulated other comprehensive income (loss) (AOCI)	(39,500)	(41,897)
Total Citigroup stockholders’ equity	$212,015	$212,291
Noncontrolling interests—equity (NCI—equity)	2,435	1,531
Total equity	$214,450	$213,822
Total liabilities and equity	$2,894,654	$2,657,202

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.